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                                                                      EXHIBIT 15

November 20, 2000


USG Corporation
125 South Franklin Street
Chicago, Illinois 60660


We are aware that USG Corporation has incorporated by reference into its Form S-8 Registration Statement its Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2000, which include our reports dated April 18, July 18, and October 17, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very Truly Yours,


/s/  Arthur Andersen LLP
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Arthur Andersen LLP